                                   EXHIBIT 5.1

                            OPINION OF ANDREW MASSEY

                                October 27, 2000




The Board of Directors
Transcrypt International, Inc.
4800 NW 1st Street
Lincoln, Nebraska  68521

                  RE:      TRANSCRYPT INTERNATIONAL, INC.
                           REGISTRATION STATEMENT ON FORM S-8
Gentlemen:

                  At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Transcrypt International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 200,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), that may be issued under the Stock Option Agreement dated October 19, 1999 by and between Transcrypt International, Inc. and Michael E. Jalbert (the "1999 Jalbert Stock Option Agreement").

                  In rendering this opinion, I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to us as copies.

                  Based upon the foregoing and such further review of fact and law as I have deemed necessary, I am of the opinion that if, as and when the 200,000 shares of Common Stock have been issued and sold pursuant to the terms of the 1999 Jalbert Stock Option Agreement, the shares of Common Stock will be, when issued and delivered against payment therefor in accordance with the 1999 Jalbert Stock Option Agreement, duly authorized, validly issued, fully paid and non-assessable.

                  The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the Delaware Constitution, to present judicial interpretations thereof and to facts as they presently exist. I assume no obligations to revise or supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

                  This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent in each instance.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Respectfully submitted,


                                                     /s/ R. Andrew Massey
                                                     --------------------------
                                                     R. Andrew Massey